UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement
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Perma-Pipe International Holdings, Inc.

(name of registrant as specified in its charter)

_________________________________________

(name of person(s) filing proxy statement, if other than registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 13, 2022

Dear Fellow Stockholders:

Each year as part of our stockholder outreach, our Board of Directors solicits stockholder thoughts on how we might be able to enhance our executive compensation and corporate governance practices.  This engagement has provided valuable feedback to our Board on recommended improvements to such practices. This year we broadened our outreach to encompass all stockholders holding 130,000 or more shares, 40% of outstanding shares, for their input on these matters.

As the markets in which we operate continue to recover from the effects of the COVID-19 pandemic and the volatility in oil prices, we believe our recent results are positive indicators that the execution of our strategic plan, despite disruptions caused by the pandemic, is working to deliver value to our investors, clients and employees.  We believe the steady recovery in our stock price, which as of April 25, 2022 was approximately 61% higher than the same date last year, is validation of our progress and direction.

           In recent years, our Board has adopted many of your recommendations and implemented other improvements, including:

●	Strengthened our insider trading, anti-hedging and anti-pledging policies;
●	Increased the total percent of senior executive compensation awarded as performance-based variable compensation to drive increased focus on Company results and further align management's interests with those of our stockholders;
●	Included in this proxy statement an updated directors’ skill matrix which highlights our Board’s core competencies. We recognize our stockholders’ interest in understanding how our directors are qualified, both on an individual level and as a group, to oversee the Company’s business risks and long-term strategy;
●	Adopted an annual plan to incorporate year-round proactive stockholder engagement;
●	Implemented a share buyback program;
●	Completed executive management and director compensation benchmarking with Willis Towers Watson to ensure we maintain a competitive compensation program for our leadership;
●	Continued focused improvement in our Health, Safety and Environmental program highlighted by achievement of an 90% worldwide employee COVID-19 vaccination rate; and
●	Further strengthened our organization and leadership through the promotion of Grant W. Dewbre to Chief Operating Officer and industry veteran Saleh Sagr to Senior Vice President, Middle East & North Africa and the appointment of Robert J. McNally to the Perma-Pipe Board of Directors.

Good corporate governance and feedback from our stockholders is paramount to ensure that we manage the Company for the long-term benefit of our customers, employees and stockholders. We regularly review and update, as needed, our Board’s structure, policies, charters and practices through input from investors and third party experts in corporate governance as well as comparison to the practices of other public companies. Our charters for each of our Board’s Audit, Compensation, and Nominating and Corporate Governance Committees, and our code of conduct are reviewed and updated, at least annually, along with certain other corporate governance documents. These documents are available for your review on our website, www.permapipe.com.

Our stockholders and other interested parties are invited to write or call our Board at any time as provided below:

Write:  Corporate Secretary

Perma-Pipe International Holdings, Inc.

   6410 W. Howard Street

   Niles, IL 60714

   Call: Investor Relations

   (847) 929-1200

Email:  investor@permapipe.com

Thank you for your investment in Perma-Pipe International Holdings, Inc. and continued confidence in support of our Board and the Company.

Very truly yours,

David S. Barrie                                             David J. Mansfield
Chairman of the Board                              Chief Executive Officer

6410 W. Howard Street

Niles, Illinois 60714

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Wednesday June 22, 2022

10:00 a.m. Central Time

Online at www.virtualshareholdermeeting.com/PPIH2022

Perma-Pipe International Holdings, Inc. ("Company" or "us") is holding its 2022 annual meeting of stockholders virtually by live webcast at 10:00 a.m., Central Time, on Wednesday June 22, 2022, for the following purposes:

1.	to elect five directors to hold office until the 2023 annual meeting of stockholders and until their successors are otherwise duly elected or qualified;
2.	to approve, on an advisory basis, the compensation of the Company's named executive officers;
3.	to ratify the appointment of Grant Thornton LLP as the Company's independent accountant for the fiscal year ending January 31, 2023; and
4.	to transact such other business as may be properly presented at the meeting.

The Board recommends that you vote "FOR" the election of the director nominees, "FOR" the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and "FOR" ratification of the appointment of Grant Thornton LLP as the Company's independent accountant for the fiscal year ending January 31, 2023.

Stockholders of record at the close of business on April 25, 2022 are entitled to notice of and to vote prior to the date of the meeting.

We have elected to use the notice and access rules adopted by the Securities and Exchange Commission ("SEC") to provide our stockholders access to our proxy materials and 2021 Annual Report to Stockholders by notifying them of the availability of our proxy materials and 2021 Annual Report to Stockholders via the Internet. The notice and access model gives the Company a fast, efficient and lower-cost way to furnish stockholders with their proxy materials and reduces our impact on the environment. As a result, on May 13, 2022, we mailed to our stockholders an "Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 22, 2022" ("Notice") with instructions on how to access our proxy materials and the 2021 Annual Report to Stockholders via the Internet and how to vote online. On the date of mailing of the Notice, all stockholders may access our proxy materials on a website referred to, and at the URL address included in, the Notice and in our proxy statement. Our proxy materials are available free of charge.

Stockholders of record as of April 25, 2022 will be able to participate in our virtual annual meeting by visiting www.virtualshareholdermeeting.com/PPIH2022. To participate in our virtual annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Our virtual annual meeting will begin promptly at 10:00 a.m., Central Time, on Wednesday June 22, 2022. Online check-in will begin at 9:30 a.m., Central Time, on Wednesday June 22, 2022, and you should allow ample time for the online check-in procedures. Appropriate questions may be submitted at any time during the meeting, and they will be addressed at the conclusion of the Company's prepared remarks.

Our Proxy Statement and Annual Report are available on the Company's website at www.permapipe.com under: Investors - Investor Center.

By Order of the Board of Directors,

D. Bryan Norwood

Secretary

May 13, 2022

Perma-Pipe International Holdings, Inc.

PROXY STATEMENT

For the 2022 Annual Meeting of Stockholders

June 22, 2022

INTRODUCTION

This proxy statement is being furnished to our stockholders by the Board of Directors (the “Board”) of Perma-Pipe International Holdings, Inc., in connection with the solicitation of proxies by our Board for use at our 2022 annual meeting of stockholders to be held virtually by live webcast at www.virtualshareholdermeeting.com/PPIH2022 on Wednesday June 22, 2022 at 10:00 a.m., Central Time, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of 2022 Annual Meeting of Stockholders.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

•	FOR the election of the five nominated directors to hold office until the Company’s 2023 Annual Meeting of Stockholders and until their successors are otherwise duly elected or qualified;
•	FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers;
•	FOR the ratification of our selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023; and
•	As our proxies deem appropriate, on transacting any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy statement and the accompanying form of proxy are first being sent or made available to stockholders of record as of April 25, 2022 (the "Record Date") on or about May 13, 2022. In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

References in this proxy statement to the "Company," "we," "our" and "us," are references to Perma-Pipe International Holdings, Inc. Our fiscal year ends January 31. Years described as 2022, 2021, 2020 and 2019 are our fiscal years ended January 31, 2023, 2022, 2021 and 2020, respectively.

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it to us. If you own your shares through a broker, bank or other nominee, please return your voting instruction form to your broker, bank or nominee, or use the electronic voting means described below to vote your shares.

VOTING AND OTHER INFORMATION

Who may vote? You may vote up to the day of the Annual Meeting if you were the holder of record of our common stock ("Common Stock") at the close of business on the Record Date. You are entitled to one vote on each proposal presented at the Annual Meeting for each share you owned on the Record Date. If you held Common Stock on the Record Date in "street name" through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from the institution that held your Common Stock as of the close of business on the Record Date, to be entitled to vote those shares of Common Stock. As of the close of business on the Record Date, there were 8,154,154 of Common Stock outstanding.

Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed copies of these materials in the mail? In accordance with rules promulgated by the SEC, the Company has elected to furnish its proxy materials to stockholders as of the Record Date electronically via the Internet at www.proxyvote.com. On May 13, 2022, the Company began mailing to stockholders as of the Record Date a notice containing general information about the Annual Meeting, the address of the website on which this proxy statement and the Company's 2021 Annual Report, excluding exhibits, are available for review, printing and downloading, and instructions on how to submit proxy votes. If you received that notice, you will not receive a printed copy of our proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

What am I voting on? You are voting on:

1.	the election of five directors to hold office until our 2023 annual meeting of the stockholders and until their successors are otherwise duly elected or qualified;
2.	the approval, on an advisory basis, of the compensation of the Company's named executive officers;
3.	the ratification of the appointment of Grant Thornton LLP as the Company's independent accountant for our fiscal year ending January 31, 2023; and
4.	such other business as may be properly presented at the Annual Meeting.

In case any nominee named herein for election as a director is unable to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as determined by our Board. The Company expects all nominees to be able to serve as a director if elected and knows of no matters to be brought before the Annual Meeting other than those referred to in the accompanying Notice of 2022 Annual Meeting and this proxy statement. If, however, any other matters come before the Annual Meeting, proxies in the accompanying form will be voted thereon in accordance with the judgment of the designated proxies.

What vote is required to approve the various proposals?

Proposal 1. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting will be required to elect our directors. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

Proposal 2. The compensation of the Company's named executive officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

Proposal 3. The appointment of Grant Thornton LLP as our independent accountant for our fiscal year ending January 31, 2023 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal. Brokers may vote uninstructed shares for this proposal as it is considered to be a "routine" proposal.

Why a virtual meeting? We are excited to continue to utilize the latest technology to provide expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting again this year will enable increased stockholder attendance and participation, since our stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your appropriate questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PPIH2022 however, you will not be able to vote electronically at our Annual Meeting. Appropriate questions may be submitted at any time during the meeting and they will be addressed at the conclusion of the Company's prepared remarks. Therefore, you must submit your proxy or otherwise vote your shares prior to our Annual Meeting in order for your vote to be properly cast.

What is householding? The rules of the SEC permit companies to provide a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households in which more than one stockholder resides. As a result, any stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials, will receive only one copy of our proxy statement and 2021 Annual Report to Stockholders and notice of internet availability of proxy materials, unless one or more have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy, which will be promptly sent at no cost, by contacting our Corporate Secretary orally or in writing at the address below. Stockholders sharing an address who received multiple copies of these materials may request householding by contacting the Corporate Secretary as follows:

Perma-Pipe International Holdings, Inc.

6410 W. Howard Street

Niles, Illinois 60714

(847) 929-1200

For future annual meetings, a stockholder may request separate annual reports, proxy statements, or notices of internet availability of proxy materials, as applicable, or may request the householding of such materials, by contacting the Company's Transfer Agent at the following address:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

(877) 830-4936 or (720) 378-5591

What is the quorum requirement for holding the Annual Meeting? The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock as of the Record Date will constitute a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Can I revoke my proxy? Yes, a stockholder of record may revoke his or her proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company in care of the Corporate Secretary at Perma-Pipe International Holdings, Inc., 6410 W. Howard Street, Niles, Illinois 60714 or, by executing and duly and timely delivering a subsequent proxy to the same address shown immediately above. For Common Stock you hold beneficially in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your Common Stock, by executing and properly delivering a timely subsequent proxy to the address set forth in such proxy. If you are a stockholder of record as of the Record Date, you may vote whether or not a proxy has been previously given, but your presence (without further action) at the Annual meeting will not constitute revocation of a previously submitted proxy.

How can I access the proxy materials on the internet? You can access this proxy statement and our 2021 Annual Report from the Company's website at www.permapipe.com. No information contained on the Company's website is part of or incorporated into this proxy statement.

How may I obtain a paper copy of the proxy materials? Additional copies of our 2021 Annual Report to Stockholders, excluding exhibits, and this proxy statement may be obtained, without charge, from the Company by calling 847-929-1200, or by writing to the Company's Corporate Secretary at the address above.

In addition to the use of the mail, proxies may be solicited by directors, officers, or employees of the Company in person, by electronic mail, by telephone or by other means. The cost of the proxy solicitations will be paid by the Company.

What is the effect of a "broker non-vote" on the proposals to be voted on at the Annual Meeting? Common Stock held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter at the Annual Meeting is a broker non-vote. A broker non-vote is counted as present for purposes of determining the presence of a quorum at the Annual Meeting. All proposals, other than the ratification of the appointment of our independent accountants, are non-routine matters and are not matters on which a broker may vote without your instructions. Therefore, if your Common Stock is not registered in your name and you do not provide instructions to your broker, bank or other nominee with respect to any proposal other than the ratification of the appointment of independent accountants, a broker non-vote as to your Common Stock will result. The ratification of the appointment of the independent accountant is a routine item. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote on that matter in their discretion.

How do I vote? Most stockholders have a choice of voting prior to the Annual Meeting by proxy over the Internet, by telephone or by submitting a traditional proxy card. You may not vote your shares electronically at the Annual Meeting. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate your identity and to confirm that your instructions have been properly recorded.

What if I do not specify a choice for a matter when returning a signed proxy? If your proxy form is signed and returned, your Common Stock represented thereby will be voted in accordance with your directions on the proxy form. In the absence of your direction as to any proposal, your shares will be voted FOR the election of the director nominees, FOR the approval of the advisory resolution on executive compensation, and FOR ratification of the appointment of Grant Thornton LLP as the Company's independent accountant for the fiscal year ending January 31, 2023.

All stockholders are cordially invited to attend our virtual Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

Five individuals have been nominated by our Board for re-election for a one-year term through the 2023 Annual Meeting, and until their successors are duly elected and qualified. All of the nominees, other than Robert J. McNally, have been previously elected as directors by our stockholders, and all of the nominees are currently serving as directors of the Company.

The following are the Board’s director nominees:

Name	Offices and Positions, if any, held with the Company; Age	First Became a Director of the Company
Cynthia A. Boiter	Director; Age 48	2019
David B. Brown	Director; Age 59	2015
David J. Mansfield	Director, President and Chief Executive Officer; Age 62	2017
Robert J. McNally	Director; Age 51	2022
Jerome T. Walker	Director; Age 58	2014

The director nominees’ biographical sketches, including their business experience during the past five years, directorships of other public corporations and their qualifications to serve on our Board are set forth below.

Cynthia A. Boiter has been a director of the Company since 2019. Mrs. Boiter is currently Executive Vice President & President of Milliken & Company’s Chemical Division. Milliken is a leading, privately-held, technology-based company with businesses in the performance material, floor covering, chemical and healthcare markets. Mrs. Boiter joined Milliken in 2012 as the Director of Marketing, Strategy and Business Development for the Chemicals Division. She progressed to become the division’s CFO where she played an integral role in its rapid growth. In 2019, she was promoted to the position of Chief Strategy Officer at Milliken, where she led the company’s 2025 strategic planning initiatives and oversaw two significant acquisitions. In March 2021, she was promoted and appointed to her current role. Prior to joining Milliken, Mrs. Boiter held various finance and business leadership positions at Eaton Corporation and MeadWestvaco.  She has a B.S. in Accounting from Indiana University and a Masters of Business Administration from Emory University.  Mrs. Boiter has extensive experience in strategy and planning, mergers and acquisitions and CFO level experience in international companies, all of which qualifies her as one of our directors.

David B. Brown has been a director of the Company since 2015. Since July 2020, he has been the Chief Financial Officer for Authentix, Inc., a global authority in authentication solutions owned by Blue Water Energy Private Equity that provides advanced authentication solutions for governments, central banks and commercial companies. He was the Chief Financial Officer for Trillium Flow Technologies, a global manufacturing company owned by First Reserve Private Equity that serves customers in the power, oil and gas, general industry and water and wastewater sectors with highly engineered valves, pumps and actuators from March 2019 to June 2020. Previously he was the CFO for Tellabs Access, LLC, a global telecommunications supplier owned by Marlin Equity Partners, from October 2015 to March 2019. From November 2010 to February 2016, Mr. Brown was a Board Member, Audit Committee Chair and Compensation Committee member for Cubic Energy, Inc. (n/k/a Hilltop Energy, LLC), an independent energy company engaged in the development and production of, and exploration for, crude oil and natural gas and natural gas liquids. Mr. Brown received his Bachelor of Business Administration degree in Accounting from the University of Texas at Austin and is a Certified Public Accountant in the State of Texas. Mr. Brown spent the first 10 years of his career with PricewaterhouseCoopers serving clients primarily in the energy industry while stationed in its Dallas, London, Houston and Moscow offices. He is an active member of the Institute for Ethical Corporate Governance, Financial Executives International and NACD. He is also a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Brown has been an NACD Board Leadership Fellow since 2015 and completed the NACD Cybersecurity Continuous Learning Cohort curriculum in 2022. Mr. Brown brings to our Board extensive business transformation experience, accounting experience, expertise in the energy industry, a breadth of global business knowledge and best practices gained working with both public and private equity owned global businesses, all of which qualifies him as one of our directors.

David J. Mansfield has been the Company's President and Chief Executive Officer since November 2016 and a director of the Company since January 30, 2017. From 2015 to 2016, Mr. Mansfield served as CFO of Compressor Engineering Corp. & CECO Pipeline Services Co., which provide products and services to the gas transmission, midstream, gas processing, and petrochemical industries. In this position, he had overall responsibility for the group’s financial affairs, including the development and execution of turnaround plans and the successful negotiation of a corporate refinancing. From 2009 to 2014, Mr. Mansfield served as CFO and as Acting CEO of Pipestream, Inc. a venture capital-owned technology development company providing a suite of products to the oil and gas pipeline industry. In this position, he was a member of the executive team with overall responsibility for directing the financial, accounting and administrative affairs of the company, including IT, HR, insurance, internal control, management and financial reporting, treasury, tax compliance, investment evaluation, strategic planning, budgeting and forecasting. He also had overall responsibility for commercial, marketing and business development activities. As Acting CEO, his responsibilities included establishing corporate strategies and directing the activities of the company toward the successful technical development and commercialization of its products and services and for the development of a sustainable and profitable business. From 1992 to 2009, Mr. Mansfield was employed with Bredero Shaw, the world’s largest provider of protective coatings for the oil and gas pipeline industry, most recently as Vice President Strategic Planning. During his tenure with Bredero Shaw, Mr. Mansfield served in numerous roles including Vice President Controller and Commercial General Manager, Europe, Africa & Former Soviet Union. He played a key role in strategy development and merger and acquisition activities as the company grew from annual revenues of $100 million to over $900 million. Mr. Mansfield brings to the Board extensive general management, business development and merger and acquisition experience in businesses similar to the Company’s and, which in addition to being our CEO, qualifies him as one of our directors.

Robert J. McNally joined the Company's Board as an independent director in February 2022. He also serves as a director of Summit Midstream Partners, LP, where he sits on the Audit Committee and Compensation Committee. He also serves on the Oasis Petroleum, Inc. board, where he sits on the Audit & Reserves Committee and the Compensation Committee. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia and Ohio. Prior to that role, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada and the Middle East. From 2009 to 2010, and for a period in 2007, Mr. McNally served as an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had extensive experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. Mr. McNally holds a B.S. in Mechanical Engineering from the University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business. Mr. McNally brings to the Board extensive experience in the oil and gas industry, as well as significant corporate governance expertise, which qualifies him as one of our directors.

Jerome T. Walker has been a director of the Company since 2014. He is CEO of Caribbean Distributed Energy, LLC ("CDE"), a company he co-founded in early 2017. CDE is a global provider of modular, packaged and clean energy solutions. In early 2020, he was appointed as director on the board of Gateway Cogeneration, LLC, a company focused on the development of small to medium sized clean energy power.  He was President and member of the Board of Managers of eCORP International, LLC, a privately held energy asset services company, from February 2016 to October 2017. Previously, he had been Executive Vice President of Global Solutions and Corporate Officer at Dresser-Rand Group Inc., a global supplier of custom-engineered rotating equipment solutions for long-life, critical applications in the oil, gas, chemical, petrochemical, process, power, military and other industries worldwide, since September 2012.  He is a member of the NACD. Mr. Walker received a Master of Business Administration degree from Northwestern University Kellogg Graduate School of Management and a Bachelor of Science degree in chemical engineering from the University of Notre Dame. Mr. Walker’s extensive experience in the energy industry, large industrial operations and international business development, particularly Brazil, China, India and the Middle East, brings additional insight to our Board on strategy, resource and process deployment for accelerating profitable growth, and qualifies him as one of our directors.

Director Selection and Board Refreshment

Our Board and Nominating and Corporate Governance Committee ensure that our directors have the balance of skills, background and values to effectively represent the long-term interest of our stockholders. Our Board annually reviews and updates a matrix of the cumulative qualifications, skills and experience that we believe are necessary to effectively steward the Company and identifies any gaps to be filled to improve the Board’s performance. When we identify potential new director candidates, we review extensive background information, evaluate their references, consider their prior board experience and conduct in-person interviews. Considering and valuing diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its stockholders.

We also value new perspectives and ideas as essential for a high performing Board. The average tenure on our Board of our nominees is approximately 4.6 years. Since 2014, we have added five new directors to our Board, including Mrs. Cynthia A. Boiter added in 2019 and Mr. Robert J. McNally in 2022. This represents a 100% refreshment of independent director talent over the past eight years. In addition, the Committee routinely reviews the Board’s committee assignments with a goal of rotating membership on committees every three to five years. The committee assignments are planned to be rotated once again in 2022.

Each board member is required to devote sufficient time to our affairs and be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of his or her responsibilities in order to effectively represent the best long-term interests of all of our stockholders. In addition, we require substantial and significant related experience that would be necessary to perform his or her duties as a director. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the foregoing criteria, based on whether or not the candidate was recommended by a stockholder.

The Board believes that each of the director nominees are highly-qualified and bring a collective balance of relevant knowledge and skills to the boardroom and an effective mix of diversity and leadership and professional experiences.  The Board of Directors Skills Matrix table set forth below illustrates the experience, skills and qualifications the Board has identified as important for the Company and highlights each director nominee’s skills, knowledge and experience that uniquely qualify such director to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill. All of our director nominees also satisfy the criteria set forth in our corporate governance principles and possess characteristics that we believe are essential for the proper and effective functioning of the Board. The biographies set forth above for each director describe in more detail the relevant experience, qualifications, attributes and skills of each director.

Board of Directors Skills Matrix

	C. Boiter	D. Brown	D. Mansfield	R. McNally	J. Walker	Board Skills Collective Assessment
Energy Industry		✔	✔	✔	✔	✔
Senior Executive Experience	✔	✔	✔	✔	✔	✔
Operations	✔	✔	✔	✔	✔	✔
Strategy & Planning	✔	✔	✔	✔	✔	✔
Corporate Governance		✔		✔	✔	✔
International Experience	✔	✔	✔	✔	✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔
Capital Market Experience	✔	✔	✔	✔	✔	✔
Accounting and Finance	✔	✔	✔	✔	✔	✔
Legal & Regulatory	✔	✔	✔	✔	✔	✔
IT Management	✔	✔	✔	✔		✔
IR/PR			✔	✔	✔	✔
HR, Talent Acquisition & Development	✔	✔	✔	✔	✔	✔
Risk Assessment & Management	✔	✔	✔	✔	✔	✔

The Board believes that all director nominees exhibit:

✔ High Integrity	✔ Commitment to the Long-Term Interests of our Stockholders
✔ Leadership Experience	✔ Strong Business Judgement
✔ Commitment to Ethics	✔ Commitment to Safety and Diversity in the Workplace
✔ Proven Record of Success	✔ Diversity of Thought

Board Diversity

In evaluating new director candidates, our Nominating and Corporate Governance Committee seeks out individuals with diverse backgrounds, experience and perspectives.

The Board Diversity Matrix below presents the Board's diversity statistics in the format prescribed by the Nasdaq rules. The Board Diversity Matrix includes diversity statistics related to David Barrie, who has decided not to stand for re-election at the 2022 Annual Meeting and whose term as a director will end at the 2022 Annual Meeting.

Board Diversity Matrix (as of May 13, 2022)

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Vote Required

The affirmative vote of a plurality of the shares of our Common Stock present or represented by proxy at the Annual Meeting is required to elect our five director nominees. Any shares that are not voted on this matter at the Annual Meeting, whether by abstention, broker non-vote or otherwise, will have no effect on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF OUR DIRECTOR NOMINEES.

PROPOSAL 2 - APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), we are asking stockholders to approve the following advisory resolution regarding compensation of our Chief Executive Officer and our other most highly compensated executive officers (collectively "Named Executive Officers" or "NEOs"):

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers for 2021, as disclosed in the Executive Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement."

This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our 2021 compensation for NEOs. This vote is not intended to address any specific item of compensation; rather, your vote relates to the overall compensation of NEOs as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Stockholder Engagement and Outreach

Following the 2021 annual meeting, our Chairman of the Board, Chairman of the Compensation Committee, and Chief Executive Officer reached out to major stockholders of Common Stock to ask for feedback on a variety of topics, including executive compensation and corporate governance practices.  These stockholders represented approximately 40% of the shareholdings in our Company. These stockholders were encouraged to reach out directly with any feedback or thoughts that they may want to share. All feedback was shared with our Board and used as external input during our Compensation Committee reviews of executive compensation and corporate governance practices.

Compensation Overview

Due to the impact of the COVID-19 pandemic on the Company's business, no increases in executive or director compensation were made in 2021. In early 2022, the Compensation Committee of the Board engaged Willis Towers Watson ("WTW") as an independent compensation consultant to review both the executive and director compensation programs as compared to a general industry benchmark of similarly-sized organizations' industry practices.

The WTW benchmark assessment of executive compensation compared the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenues similar to the Company. Included in the market assessment and analysis were base salary, short-term incentive, long-term incentive, including equity, and total direct compensation. The benchmark study concluded that our executive total direct compensation was 20% below the 50th percentile of the market study and hence in 2022 the Compensation Committee and our Board approved an increase to our executive base compensation of 7% and increased the CEO's short-term incentive compensation by 10% to a target of 100% of base salary.

Our executive compensation goals and guiding principles emphasize pay-for-performance. We base several elements of our compensation upon delivering high levels of performance relative to performance measures that the Compensation Committee has approved. For example, (i) our annual financial short-term incentive plan ("STIP") requires that the Company achieve certain financial performance goals before recipients are entitled to this compensation; and (ii) our long-term incentive plan ("LTIP") includes performance-based financial targets and payout for a portion of the LTIP with an equity component that provides greater financial benefits when the Company's stock price is increasing.

Prior to voting, stockholders may wish to review our discussion of executive compensation, including elements that make up our total compensation more fully in the section entitled "Executive Compensation Discussion and Analysis", as well as the discussion regarding the Compensation Committee. We believe our executive compensation programs are structured to best support the Company and its business objectives.

Although this is an advisory vote that will not be binding on our Compensation Committee or Board, our Compensation Committee and Board will carefully review the results of our stockholder vote on this say-on-pay proposal. Our Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning executive compensation. The Board therefore recommends that you indicate your support for the Company's 2021 executive compensation, as outlined in the above resolution. We anticipate holding our next say-on-pay vote at our 2023 annual meeting.

Vote Required

The compensation of the Company's Named Executive Officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF COMPANY'S INDEPENDENT ACCOUNTANT

The Audit Committee has appointed Grant Thornton LLP as the Company's independent accountant for our fiscal year ending January 31, 2023, and our Board and Audit Committee recommend that our stockholders ratify this appointment at the Annual Meeting.

While our Audit Committee is responsible for the appointment, discharge, compensation and oversight of our independent accountant, our Board is requesting, as a matter of good corporate governance, that our stockholders ratify the Audit Committee's appointment of Grant Thornton LLP as our 2022 independent accounting firm. If the stockholders fail to ratify the appointment, our Audit Committee will consider the appointment of other independent accountants or may retain Grant Thornton LLP or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, our Audit Committee may, at its discretion, appoint a different independent accountant at any time during 2022 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The appointment of Grant Thornton LLP as our independent accountant for our fiscal year ending January 31, 2023 will be ratified if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions will not affect the voting results for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF OUR APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANT FOR 2022.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Highlights

Our Board is committed to principled, ethical governance that benefits you, our stockholders, as well as our customers, employees and communities. The following table presents a brief summary of recent Board reviews and governance actions.

Overview	Focus Areas	Board Actions
Corporate Governance	Board Retirement Policy	Our Board adopted a retirement policy requiring non-employee directors to retire from the Board, and not stand for re-election, on the date of the Annual Meeting following their 72nd birthday.
	Stockholder Right to Call Special Meetings	On April 30, 2019, our Board revised our Bylaws to permit stockholders holding 10% of our outstanding common stock to call a special meeting without limitation.
	Poison Pill Elimination	Our Stockholder Rights Plan, or Poison Pill, was intentionally allowed to expire on September 15, 2019 and has not been extended or renewed.
Board Refreshment and Gender Diversity

Average tenure of nominees - 4.6 years.

100% Board refreshment in last eight years.

Two new directors added in last three years.

Cynthia A. Boiter appointed to the Board on January 21, 2019.

Robert J. McNally appointed to the Board on February 14, 2022.

	Director Qualifications and Experience	Matrices highlighting the skills and diversity of individual directors and the Board as a whole included in this proxy statement.
	Stockholder Outreach	Conduct frequent and expansive stockholder outreach to solicit feedback on a variety of topics including say on pay, executive compensation, company strategy, growth and governance issues.
	Insider Trading Policy	NEOs and directors prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company's securities on margin. Further, all NEOs and directors are required to obtain pre-clearance for any proposed transactions in the Company's securities from the Company's Chief Executive Officer, Chief Financial Officer or Chief Human Resources Officer.
Compensation Committee Communication & Responsiveness	Review of the Executive and Board Compensation Programs	Engaged WTW in 2022 to complete a full benchmarking of independent director and executive compensation as input to and confirmation of our annual compensation review.
Long-Term Equity-Based Incentive Plan

Implemented a performance-based component to our long-term equity-based incentive awards, which component ties compensation directly and objectively to our long-term financial performance and helps ensure that our executives’ interests are aligned with those of our stockholders. A portion of the amount of the performance-based award payout is tied to the achievement of the level of multi-year consolidated return on equity targets approved by the Board. The remaining amount is equity in order to directly align executive incentives to the interests of our stockholders. These two elements provide for strong leadership motivation and retention.

	Equity Vesting Acceleration upon a Change in Control	Included “double trigger” accelerated vesting in all executive employment agreements, requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.
	Clawback Policy	The Board has adopted formal guidelines and policies relating to clawbacks for incentive compensation paid to executive officers.
Stock Ownership Guidelines

The Board has implemented stock ownership guidelines as follows:

● CEO - 3X Annual Base Salary

● Executive officers including NEO 1.5X Annual Base Salary

● Independent Directors - 3X Annual Base Cash Retainer

See the director and executive officer ownership table included in this proxy statement.

	Disclosure of Stockholding Periods	Executive officers and directors hold shares until ownership guidelines are met.
	Anti-Hedging/Pledging Policy	The Board has adopted formal guidelines and policies prohibiting hedging and pledging which are found in our Insider Trading Policy.
	Independent Director Equity Compensation	Board equity compensation transitioned from deferred equity to equity grants with a one-year vesting period.
	Minimum Equity Vesting Period	Employee equity grants under the 2021 Omnibus Stock Incentive Plan ("2021 Plan") have a minimum vesting period of one year (other than with respect to shares representing 5% of the total shares reserved).
	Share Recycling	Common stock used to net settle taxes is not recycled into the 2021 Plan reserve.
	Retirement Conditions	Amended plan to include executive retirement conditions of six months written notice, three-year Confidentiality and Non-Solicitation/Non-Compete Agreements coupled with a clawback clause in return for ongoing equity vesting.

Director Independence

Our Board currently consists of six directors, five of whom are being nominated for re-election to the Board at the Annual Meeting. Four of the five nominated directors are "independent directors" within the meaning of the Nasdaq Global Select Market ("Nasdaq") rules. David J. Mansfield is our President and Chief Executive Officer and, thus, does not meet the definition of "independent" under the Nasdaq rules.

Director Compensation

In early 2022, the Compensation Committee engaged WTW as an independent compensation consultant to advise the Committee and the Board on our independent directors' compensation program. As a result of its engagement, WTW reviewed and updated the study it completed in 2018, comparing non-employee director compensation to a market benchmarking reference group of approximately 200 publicly-traded companies from various industries and which have revenue of less than $500 million. In 2021, the Compensation Committee previously reviewed the WTW benchmark data, confirmed the Company's competitiveness and was satisfied with its current director compensation at that time. In general, the most recent benchmark reconfirmed market competitiveness of our director compensation with the exception of lower than benchmark equity. Given there was no change in director compensation in 2021 and the Company's desire to target a median compensation level for directors and improve equity ownership alignment of the Board with stockholders, the Compensation Committee recommended, and the Board approved, increasing the annual equity grant for each independent director for 2022 by $15,000 from $60,000 to $75,000 (from $70,000 to $85,000 for the Chairman of the Board). All other director compensation remains unchanged from 2021.

Independent non-employee directors received an annual grant of Common Stock in the dollar amount noted above. For 2021, the Compensation Committee recommended, and the Board approved changing the annual equity grants for directors from deferred stock to restricted stock. This change was made to align with industry norms and better align director stock ownership with stockholders. Shares of restricted stock granted are calculated by dividing the dollar value of the grant by the fair market value of the Common Stock on the date of grant. Grants of restricted stock vest over a one-year period. Stock grants are issued annually. Directors have elected to adopt a Rule 10b5-1 Stock Trading Plan under the Securities Exchange Act of 1934 that will, when the stock vests, automatically sell a sufficient number of shares of the vested stock at the then-current market price to cover their anticipated tax obligations associated with the vesting.

The following table sets forth our 2021 non-employee director compensation:

Annual cash retainers
Non-Employee Director	$45,000
Independent Chairman of the Board	40,000
Chairman of Audit Committee	10,000
Members of the Audit Committee	7,500
Chairman of the Compensation Committee	7,500
Members of the Compensation Committee	6,000
Chairman of the Nominating and Corporate Governance Committee	5,000
Members of the Nominating and Corporate Governance Committee	5,000

Annual equity grant
Non-Employee Director	$60,000
Independent Chairman of the Board	70,000

The Chairman of the Board sits as a de facto, non-paid participant of each Board Committee.

The Board and committee retainers are intended to fully compensate the directors for their time engaged in activities on behalf of the Company.  As such, no additional compensation is provided for meetings, travel, projects or other assignments. In certain, rare circumstances, the Chairman of the Board may determine that compensation beyond the standard retainers is warranted. However, no such additional compensation was approved or paid during 2021.

The following table shows the total compensation earned by non-employee directors for the fiscal year ending January 31, 2022:

Directors' 2021 Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
David S. Barrie	$85,000	$70,000	$155,000
Cynthia A. Boiter	68,500	60,000	128,500
David B. Brown	73,500	60,000	133,500
Jerome T. Walker	71,000	60,000	131,000

(1)

Stock awards in 2021 were issuable to each non-employee director as shares of Common Stock. Based on a closing sale price of $6.70 on the grant date of June 14, 2021, each restricted stock award was 10,448 shares to the Chairman of the Board and 8,956 shares to each other non-employee director. The amounts reported in the Stock Awards column represent the grant date fair value based on the closing sale price of our Common Stock on June 14, 2021.

The following table summarizes the aggregate amount of deferred stock, restricted stock and option awards held by our non-employee directors as of January 31, 2022:

Name	Number of Deferred Shares (1)	Number of Restricted Shares (2)	Number of Stock Options (3)
David S. Barrie	34,873	10,448	6,000
Cynthia A. Boiter	5,501	8,956	—
David B. Brown	27,504	8,956	—
Jerome T. Walker	29,921	8,956	—

(1)	Deferred Common Stock awards are issued as fully vested Common Stock upon departure from our Board.
(2)	Restricted stock vests one year from grant.
(3)	All options are vested and fully exercisable. Mr. Barrie’s options have an exercise price of $5.55 per share.

Guidelines for Director and Officer Equity Ownership

To ensure alignment of our executives and directors to our stockholders, we maintain equity ownership guidelines set as a total value equal to the multiples of base salaries or base cash retainers, as applicable and outlined in the following table. Executive officers and non-employee directors have five years from the date of first appointment or election as an executive officer or non-employee director to achieve these levels of equity ownership.

Group	Stock Ownership Guideline
President and CEO	3.0 X Annual Base Salary
Executive Officers	1.5 X Annual Base Salary
Independent Directors	3.0 X Annual Base Cash Retainer

The following table summarizes the equity position versus the Board guidelines for our NEOs and non-employee directors as of January 31, 2022:

Directors and Officers	Total Position in Shares (6)	Fair Value of Shares Owned on Grant Date	Guideline Multiple	Achieved	Excess/(Short) (1)
David J. Mansfield	231,844	$1,830,913	3.0	Yes	$575,758
D. Bryan Norwood (2)	27,673	205,149	1.5	No	(188,273)
Wayne M. Bosch	54,419	449,101	1.5	Yes	77,608
Grant W. Dewbre (3)	38,506	309,109	1.5	No	(72,358)
David S. Barrie (4)	62,582	476,945	3.0	Yes	221,945
Cynthia A. Boiter (5)	21,096	152,954	3.0	No	(52,546)
David B. Brown	43,099	323,011	3.0	Yes	102,511
Jerome T. Walker	46,026	356,002	3.0	Yes	143,002

(1) Equity ownership was calculated using the value of the equity awards using the closing price of Common Stock on the date of grant.

(2) Mr. Norwood joined the Company on October 1, 2018 and has until October 1, 2023 to satisfy his stock ownership guideline.

(3) Mr. Dewbre was promoted to Chief Operating Officer on July 26, 2021 and has until July 26, 2026 to satisfy his stock ownership guideline.

(4) Mr. Barrie's position includes shares described in the table above, as well as 2,920 shares of Common Stock held outright by Mr. Barrie as of January 31, 2022.

(5) Mrs. Boiter was appointed to the Board on January 21, 2019 and has until January 21, 2024 to satisfy her stock ownership guideline.

(6) The amounts presented above in Total Position in Shares for each executive officer and director includes deferred stock, unvested restricted stock, option awards and Common Stock held outright by each executive officer and director as of January 31, 2022.

An executive officer’s or non-employee director’s ownership can take the form of direct ownership or indirect ownership of Common Stock through family trusts, deferred company stock programs, or in any other manner commonly acceptable to the Company, however, unexercised stock options do not count towards equity ownership guidelines. The Compensation Committee reviews the equity ownership guidelines annually. Executive officers and non-employee directors are discouraged from selling shares of Common Stock until they achieve the recommended level of equity ownership. All of our executive officers and non-employee directors are in compliance with their stock ownership guidelines other than Mr. Norwood, Mr. Dewbre and Mrs. Boiter who have not yet reached the five years of service time given to achieve the ownership guidelines.

The Board’s Role in the Oversight of Compensation Risk

To help mitigate compensation risk, we have adopted and observe the following oversight policies.

Insider Trading Policy

Named Executive Officers and directors are prohibited from hedging or pledging any Common Stock they hold or from engaging in short sales of our Common Stock. They are also prohibited from purchasing the Company's securities on margin. Further, all NEOs and directors are required to obtain pre-clearance for any proposed transactions in the Company's securities from the Company's Chief Executive Officer, Chief Financial Officer or Chief Human Resources Officer.

Clawback Policy

The Board has adopted a policy which provides for the recoupment of certain executive compensation in the event either (1) the Company is required to prepare an accounting restatement of its financial statements due to a material noncompliance with any financial reporting requirement under the U.S. securities laws or (2) an executive violates the Company's code of conduct or breaches a fiduciary duty or is grossly negligent or engages in illegal or improper conduct causing financial or reputational harm to the Company. The Board will determine, in its sole discretion, the method for recouping incentive compensation under this policy which may include, without limitation: (a) requiring reimbursement of cash incentive compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the executive; (d) cancelling outstanding vested or unvested equity or cash awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

Other Risk Mitigators

Incentive compensation is paid only after our financial results are complete and audited and the Compensation Committee has verified the performance results and associated incentive awards.

Related Party Transactions

There were no related party transactions in 2021.

Board and Committee Meetings

The Board has three standing committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The independent Chairman of the Board serves as a de facto non-paid member of all three committees. During 2021, the following number of meetings were held:

Number of Meetings
Board of Directors	7
Audit Committee	7
Nominating and Corporate Governance Committee	4
Compensation Committee	4

In addition to regular meetings, the Board and each committee also meet in executive sessions.

Audit Committee

The Audit Committee consists of David B. Brown (Chairman), Cynthia A. Boiter, Jerome T. Walker and Robert J. McNally. The Board has determined that all members of the Audit Committee are "independent" as that term is defined in the SEC rules and the Nasdaq rules. The Board has also determined that three of the members of the Audit Committee, Mr. Brown, Mrs. Boiter and Mr. McNally, qualify as "audit committee financial experts" as defined under SEC regulations.

The principal duties of the Audit Committee include:

•	Selecting the Company’s independent registered public accounting firm;
•	Evaluating the independent registered public accounting firm’s independence;
•

Monitoring the scope, approach and results of the annual audits and quarterly reviews of the Company's financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of the Company’s internal audit function and overall risk management processes; and
•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of the Company’s internal control systems.

The Board last updated its Audit Committee Charter in October 2021, which is available at www.permapipe.com under: Investors - Governance Documents.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Cynthia A. Boiter (Chairwoman), David B. Brown, Jerome T. Walker and Robert J. McNally. The Board has determined that all members of the Nominating and Corporate Governance Committee are "independent" as that term is defined under the SEC rules and the Nasdaq rules. The committee evaluates individual directors, committees, and the Board as a whole both in terms of size and capability.

The Nominating and Corporate Governance Committee also oversees the CEO succession planning process and reviews, at least annually, and approves other management succession plans to ensure continuity in our senior management positions.

The Nominating and Corporate Governance Committee identifies the attributes of the Board's incumbent members that contribute to the work of the Board and its committees, including leadership, accomplishments, experience, skills, diversity, integrity and commitment to Board duties. When a position on the Board becomes vacant, or if the Board size is increased, the Nominating and Corporate Governance Committee reviews the attributes of incumbent members and determines any attributes that, if possessed by a new Board member, would result in improved performance of the Board. Candidates recommended to the Nominating and Corporate Governance Committee for consideration as nominees for vacant or new Board positions are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee. Following evaluation, which includes interviews and such other procedures the Nominating and Corporate Governance Committee deems advisable, the Nominating and Corporate Governance Committee makes a recommendation to the Board regarding a candidate either to be nominated for election at the next annual meeting of stockholders or appointed by the Board prior to such meetings. The committee and the Board understand the importance of diversity in both perspective and experience. The Committee also values gender and racial diversity in Board membership. Such diversity is an integral part of the selection and candidate evaluation process.

Recommendations for potential director nominees can come from many different sources, including other Board members, executive officers, stockholders, self-recommendations, members of the communities the Company serves, or search firms. All persons recommended to the Board or the Nominating and Corporate Governance Committee for a vacant or new Board position are given equal consideration regardless of the source of the recommendation. In addition, the Nominating and Corporate Governance Committee may engage on behalf of the Board, a professional search firm to identify potential directors.

Any stockholder wishing to make a recommendation for a person to be considered by the Nominating and Corporate Governance Committee pursuant to the process described above as a potential nominee to the Board should refer to "Stockholder Proposals and Nominations for 2023 Annual Meeting" for a discussion of the procedures that stockholders are required to follow in order to submit nominees for consideration by the Nominating and Corporate Governance Committee.

The Board updated its Nominating and Corporate Governance Committee Charter in June 2020, which is available at www.permapipe.com under: Investors - Governance Documents.

Compensation Committee

The Compensation Committee consists of Jerome T. Walker (Chairman), Cynthia A. Boiter, David B. Brown and Robert J. McNally. The Board has determined that all members of the Compensation Committee are "independent" as that term is defined under the SEC rules and Nasdaq rules, including those specifically applicable to compensation committee members.

The Compensation Committee generally undertakes the following activities:

•	Maintains awareness of industry compensation trends and benchmarks and assist the Board in overseeing the Company's compensation policies, including equity plans and benefits strategies;
•	Determines the appropriate compensation for the President/CEO, and recommends adjustments for approval by the Board;
•	Consults with the CEO on compensation of the Company's other executive officers;
•	Reviews the Company's list of high-potential employees and business critical positions, along with retention and succession plans;
•	Reviews independent and non-employee director compensation and recommends adjustments for approval by the Board;
•	Oversees all of the Company’s executive compensation and its equity-based compensation plans;
•	Advises the Board on omnibus plan stock availability, future requirements and enhancements or changes to plan language;
•	Oversees and approves an annual report of the Compensation Committee for inclusion in the Company’s annual proxy statement in accordance with applicable SEC rules and guidelines;
•	Reviews and approves the Executive Compensation Discussion and Analysis included in the proxy statement (or Annual Report on Form 10-K if required); and
•	Performs any other activities consistent with its charter, the Company's bylaws, applicable law and as the Board deems necessary or appropriate.

In making decisions concerning executive compensation, the Compensation Committee typically considers, but is not required to accept, the recommendations of the CEO, except that the CEO does not make any recommendations with respect to his or her own compensation.

The Compensation Committee has delegated to the Company's Chief Human Resources Officer the authority to control, operate, manage and administer all executive compensation, equity-based compensation plans and benefit plans, with the exception of the following: grant waivers of plan terms, conditions, restrictions or limitations; accelerate vesting or exercise of an award; establish new kinds of awards; establish or modify performance goals, or certify the attainment of performance goals.

The Board updated its Compensation Committee Charter in September 2021, which is available at www.permapipe.com under: Investors - Governance Documents.

Board and Company Leadership

The Board retains discretion to structure leadership of the Board and Company in the manner that best serves the Company's and its stockholders' interests at a given time, and accordingly, has no fixed policy with respect to combining or separating the offices of Chairman and CEO. The Board has determined that, if the Chairman is not an independent director, a lead independent director should be selected by the independent directors and should serve as the chair of the Nominating and Corporate Governance Committee. David S. Barrie has served as independent Chairman of the Board since September 2015. As a result, the Company does not have a lead independent director at this time. The Board believes that its current leadership structure is effective and appropriate; allows for a separation of oversight between management and the Board; provides an experienced Chairman with whom the CEO can discuss issues facing the Company; and empowers a significant voice to non-management directors.

Board's Oversight of Enterprise Risk

The Board oversees major enterprise risks facing the Company and reviews management's proposals for mitigation of such risks. It reviews and discusses significant financial and nonfinancial risks and steps management has taken to monitor, control and report such exposures. In performing its oversight responsibilities, the Board periodically discusses with management the Company's policies with respect to enterprise risk assessment and risk management, including risks inherent in proposals for which Board approval is sought. The Audit Committee and Compensation Committee report to the Board regularly on matters relating to specific areas of risk each committee oversees. Throughout the year, the Board and its relevant committees dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

Board and Stockholder Meeting Attendance

The Company expects Board members to attend all meetings of the Board, Board committees on which they are a member, and the annual meeting of the Company's stockholders. During 2021, all directors attended all of the meetings of the Board and all Board committees on which such director served. All directors attended the Company's 2021 annual meeting.

Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all employees of the Company and to the Company's Board. The Company is committed to conducting business in accordance with our core values and the law and with the highest standards of ethical business conduct. All employees and directors acknowledge and certify annually their understanding and application of, and compliance with, our Code of Conduct. The Code of Conduct is publicly available on the Company's website at www.permapipe.com under: Investors - Corporate Governance.

Stockholder Communication with our Board of Directors

Stockholders may communicate with the Board by submitting communications in writing, addressed to the Board as a whole or one or more specific directors, in care of the Corporate Secretary of the Company, to: Corporate Secretary, Perma-Pipe International Holdings, Inc., 6410 W. Howard Street, Niles, Illinois 60714. The Corporate Secretary will submit all appropriate matters to the Board or specific directors, as applicable. Stockholders also will have the opportunity to ask appropriate questions of Board members at the Annual Meeting.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Stockholders who wish to submit a complaint under these procedures should submit the complaint in writing to: Chief Compliance Officer, Perma-Pipe International Holdings, Inc., 6410 W. Howard Street, Niles, Illinois 60714.

Environmental, Social and Governance ("ESG") Overview

ESG considerations are essential to how we conduct our business. Addressing ESG challenges and finding solutions within our business units leads to building a better business globally. We also understand that focusing on ESG within our operations will protect and create value while positioning us for a better future. The Company conducts operations that are environmentally responsible. It has adopted a systematic approach to environmental management and has established an assurance process for legal compliance in health, safety and environmental and continuous improvement in performance. We promote the reduction of energy consumption in all our activities and reduce, recycle, and aim to reuse waste where possible. The Environmental Management Systems ("EMS") in our Middle East and North Africa business units are certified to the ISO 14001 standard, which provides a framework to identify, manage, monitor and control environmental issues in a “holistic” manner, and requires continual improvement of our EMS systems toward reducing environmental impacts. We strive to enhance the economic and social well being of our employees and the communities in which we operate to be a preferred employer and to make a positive impact in the communities where we live and work.

Sustainability in District Energy Systems

Sustainability matters, and whom our clients select today will have a lasting impact on generations to come. Our district energy systems are key components in renewing the energy infrastructure, especially the piping networks serving the local communities in which we operate. Delivering heating, cooling, and power from a single central plant to nearby buildings in a highly efficient method helps to reduce the environmental impact of energy usage.

For nearly a century, the Company has been at the forefront of engineering solutions to deliver sustainable district energy systems for below or above ground steam, hot, and chilled water applications. Our piping systems maximize thermal efficiency, resulting in considerable energy savings. Over the past year, our growth strategies have made significant progress in introducing our energy efficient piping systems to universities, airports, hospitals, military installations, and municipalities that want to make a difference in the environment. We strive to address these challenges by delivering superior piping systems that are safe, reliable, and reduce the overall carbon footprint in delivery of energy for heating and cooling.

Human Capital Management

The Company’s long-term success is based on fostering a workforce dedicated to delivering the best experience to our customers through robust human capital management initiatives.

Perma-Pipe Values

The Company is proud of the values upon which its business is based.  Accordingly, it has and will continue to uphold the highest business ethics and personal integrity in the organization's actions, interactions, and transactions.

We operate every day by our core values. Since the onset of the COVID-19 pandemic, we saw our staff become team players and adapt. We saw them make deeper connections and respect the work of their colleagues. We saw a quick adoption of new technologies. We value our employees and appreciate all they did through last year and the years before, and we look forward to implementing many of their thoughts and ideas. Above all we value the relationships with our customers and hope our integrity and professionalism are apparent to them.

We have and will continue to uphold the highest levels of business ethics and personal integrity in all types of actions, interactions, and transactions. Our Values and Code of Conduct are common reference points for anyone who is unclear about what is expected of them.

Diversity and Inclusion

We are a global company, and wherever we operate, and across every part of our business, we strive to create an inclusive environment which embraces differences and fosters inclusion. We believe that valuing diversity and inclusiveness is a competitive differentiator enabling us to achieve our vision to create unmatched value for our customers, colleagues, business partners and stockholders. This commitment to diversity and inclusion extends to our Board and across all levels of the organization. The collective sum of the individual differences, life experiences, knowledge, inventiveness, innovation, self-expression, unique capabilities and talent that our employees invest in their work represents a significant part of not only our culture, but our reputation and our achievements as well.

Safety and Wellness

We have implemented policies, procedures and programs that cultivate a positive safety environment, an environment we have named “The Perma-Pipe Zero Incident Safety Culture”. We are committed to the safety of our employees, customers, and communities, from operations to product development to supplier partnerships. Our ultimate goal is to achieve zero serious injuries through continued investment in and focus on our core safety programs and injury-reduction initiatives. We are continually improving our safety program through our global workforce safety metrics to monitor our progress. Amid the COVID-19 pandemic, each Perma-Pipe facility followed safety protocols established by local and national government regulations for our employees, contractors, and customers. As part of our commitment to employee wellness, we offer free employee assistance programs to support employees in financial wellness, legal services, mental health and counseling services. We couple our wellness initiatives with an annual employee medical exam incentive and zero tobacco use incentive.

Employee Engagement

Our success depends on employees understanding how their work contributes to the Company’s overall strategy. In 2020, our global employee engagement survey revealed three areas in which we have the greatest opportunity to make improvements: fostering an environment where all employees feel like they are on the same team, improving our employee feedback mechanisms, and implementing more frequent and meaningful dialogue between managers and employees about professional development. In response to the survey results, we established a formal communication to channel feedback and launched a global newsletter highlighting employee achievements, workplace safety, and upcoming projects. We will launch a new employee engagement survey in 2022 to measure the progress we have made in shaping our culture.

Talent Acquisition and Retention

Our talent acquisition strategy is designed to leverage all regions globally to minimize time-to-fill and cost per hire, and to explore social media and other avenues to maximize talent outreach. From the promotion of internal candidates to succession planning for senior leadership roles, our values remain consistent throughout the employee lifecycle: hiring, onboarding, recognition, performance management, promotions and rewards. We are committed to providing equal opportunity in employment to all employees and applicants. We also engage with external professional recruiting firms to enhance our talent pipeline. To remain competitive, we continually examine and benchmark industry trends affecting the recruitment and retention practices of our workforce to ensure we attract top quality candidates and foster the talent needs of our employees.

Talent Development

We firmly believe that strategic workforce planning and investments to develop and train our people are important to our success. We believe a critical driver of our future growth is our ability to grow leaders. We are committed to identifying and developing talent to help those employees accelerate their growth and achieve their career goals. In the past year, we have forged a unified training and development strategy for all of our global business units. We have been successful in building and sourcing job specific skill and behavior-based training to meet our current training gaps.  We plan on increasing our training offerings to include tailored course content in a “Perma-Pipe University” course catalog geared towards both managers and employees. We have robust processes to support career management, succession planning, and employee and leadership development. Employees continue to learn about available tools throughout the talent management process and are empowered to take ownership of their careers. The success of our organization hinges on supporting our global workforce with the resources and tools needed to meet the challenges of tomorrow.

Employee Compensation and Benefits

Our company-wide compensation model includes short-term and long-term incentive structures, industry benchmarking data by third party compensation consultants WTW, individual performance objectives, and efforts to promote gender and pay equity. Our local human resources and benefits teams complied with all applicable local benefit, wage and hour laws and ensure employees are receiving competitive wages and benefits. In response to COVID-19 and its impact on the economy, we took measures to minimize disruptions to our operations while remaining committed to our workforce by temporarily reducing work hours for select markets, and extended employer's contributions to health insurance premiums of furloughed employees. We continue to offer a suite of benefits including medical, dental, vision, company-paid disability and life, and 401(k) retirement savings plans.

Ethics and Compliance

Our Ethics and Compliance Policy includes all of our subsidiaries, joint ventures, associated companies and affiliates worldwide.  It also covers every individual working with our Company, at any level or grade and at any location worldwide.  We expect that all of our business partners be governed by the same or similar principles stipulated in the Policy and that all business partners ensure that those principles are communicated to their employees and sub-contractors.

Our Code of Conduct establishes the ethical standards expected of every employee, officer, independent director and third party involved with our business and is designed to meet external legal requirements set by regulatory agencies. In reinforcing our global ethics and compliance initiatives, we have introduced policies and principles such as Conflict of Interest, Third Party Due Diligence and International Screening procedures, Global Anti-Corruption Policy, compliance hotline, and Harassment Policy.  Our ethics and compliance standards are supported and measured through periodic employee training and system testing. We continue to build and implement data collection, continuous monitoring and continuous updating of our programs to meet best practices.

Labor Relations

We have a long history of working with the United Association of Journeymen, and Apprentices of the Plumbing and Pipefitting Industry Local 572.  Our collective bargaining agreements promote orderly and peaceful relations between management and employees, govern the compensation structure of the union, and prevent strikes and lock-outs. We meet with national and local union leaders to talk about key business topics, including issues such as customer service, plans to improve operational processes, our business performance and the impacts that changing technology and competition are having on our customers, our employees and the Company.  We have a history of providing high-quality service and good jobs, and our agreements continue to provide our employees with competitive wages and valuable benefits. The Company and the union encourage the highest possible degree of friendly cooperative relationships between their respective representatives at all levels and among all union employees. Moreover, our mutual agreement establishes and executes due process procedures for the grievance administration of our union employees. Our positive relationship with the union increases our manufacturing competitiveness and ensures uninterrupted services to our customers.  We respect our employees’ rights to freedom of association in all countries and comply with our obligation to satisfy all local labor laws and regulations.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee of the Board, which met seven times during the last fiscal year, consists of four independent directors. The members of the Audit Committee meet the independence requirements, and three of the current members, Mr. Brown, Mrs. Boiter and Mr. McNally, meet the financial literacy requirements, of Nasdaq and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and Nasdaq rules.

Management is responsible for the Company’s internal controls and the financial reporting process by which it prepares the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on those statements. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems.

During 2021, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee held separate private executive sessions, at each of its regularly scheduled meetings, with the Company’s independent registered public accounting firm, Grant Thornton LLP, the Company's internal audit provider, Jefferson Wells (a firm engaged by management to provide internal audit and compliance support), and with the Company’s CEO and CFO, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s Chairman and the Company’s CFO.

Management updates the Audit Committee periodically on its process to assess the adequacy of the Company’s system of internal control over financial reporting; the framework used to make the assessment; and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee, senior members of management, and Jefferson Wells reviewed the Company’s policies and procedures with respect to risk assessment and risk management.

Each year, the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to re-engage the current independent registered public accounting firm or consider other audit firms. Based on this evaluation, the Audit Committee decided to re-engage Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended January 31, 2022.  Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the Board ask the Company’s stockholders, at the Annual Meeting, to ratify its appointment of the Company’s independent registered public accounting firm.

With respect to the Company’s audited financial statements for 2021:

•	The Audit Committee reviewed and discussed the audited financial statements with management;
•	The Audit Committee met with Grant Thornton LLP and discussed the matters required by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC; and
•

The Audit Committee received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Grant Thornton LLP its independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and Grant Thornton LLP referred to above, management’s representations and the report of Grant Thornton LLP on the Company’s 2021 audited financial statements, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2022 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 for filing with the SEC.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

David B. Brown, Chairman

Cynthia A. Boiter

Jerome T. Walker

Robert J. McNally

Members of the Audit Committee

AUDIT FEES

The Audit Committee appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2022. The Company’s stockholders ratified the engagement of Grant Thornton LLP at the 2021 annual meeting of stockholders on May 26, 2021.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include internal audit and tax services.

The aggregate amounts included in the Company’s financial statements for 2021 and 2020 for fees billed or to be billed by Grant Thornton LLP were as follows:

	2021	2020
Audit Fees	$733,292	$584,486
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	4,900
Total	$733,292	$589,386

Audit fees include fees for all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of the Company’s financial statements. In addition, these fees include fees for services in connection with statutory and regulatory filings, consents, reviews of financial statements included in the Company's Quarterly Reports on Form 10-Q and review of filings with the SEC, such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

The Company did not incur any audit-related fees or tax fees from Grant Thornton LLP during 2021 or 2020. All other fees in 2020 includes subscription fees for on-line accounting and auditing research services.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by Grant Thornton LLP in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of Grant Thornton LLP for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for, and nature of, the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied, as appropriate. The Audit Committee maintains a record of all such approvals in its files for future reference. The Audit Committee approved all services provided by Grant Thornton LLP during the past two years prior to their undertaking.

Representatives of Grant Thornton LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Executive Compensation Discussion and Analysis is to provide information about the compensation of the following current executive officers, who are the Company’s NEOs for 2021: David J. Mansfield, the Company’s President and Chief Executive Officer; Wayne M. Bosch, the Company’s Vice President and Chief Human Resources Officer; D. Bryan Norwood, the Company’s Vice President and Chief Financial Officer; and Grant W. Dewbre, the Company's Chief Operating Officer.

The Company qualifies as a “smaller reporting company” as defined under SEC rules and, as a result, is not required to include in this proxy statement a Compensation Discussion and Analysis section or certain other disclosures relating to executive compensation. However, we are voluntarily providing certain information to maintain transparency in executive compensation.

Purpose of Executive Compensation Program

The Company's long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to the Company's vision, values and strategy. To that end, our executive compensation program is designed to link our executives’ pay to their individual performance, to our annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.

We believe the compensation packages for our NEOs are market competitive and reflect their extensive management experience, continued high performance, and exceptional service. We also believe our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Pay for Performance Philosophy

In 2021, our compensation plan was designed to hold our NEOs accountable for our business results and to reward them for consistently strong corporate performance and the creation of stockholder value. The key elements of our executive compensation program supported this objective.

Compensation Element	Form of Payment	Performance Metrics	Rationale
Base Salary	Cash	Individual Performance.	Market based to attract and retain skilled executives. Designed to recognize scope of responsibility, individual performance and experience.
Short-Term Incentive	Cash	Adjusted EBIT Performance: Financial 80%; Personal Goals 20%.	Rewards on the achievement of challenging annual financial performance goals of the Company and personal goals tied to operational performance of each individual executive.
Long-term Incentive	50% Equity - Restricted Stock	Three-year vesting schedule.	Provides an incentive for long-term strategic planning and profitable growth correlated with stockholder value through share price appreciation over time.
	50% Performance-Based - Cash	Three-year vesting schedule Return on equity	Is based upon return on equity.

Because we believe the compensation of our most senior executives should be based on the Company's overall performance, each executive’s pay is tied to the same financial metrics, and in aggregate, approximately half of each executive's direct compensation is either short-term incentive-based or long-term equity and cash-based, dependent upon Company financial performance, and is therefore at risk. In 2021, incentive-based components (which we define as including the target values for short-term and long-term incentive compensation, inclusive of restricted stock awards) were 71% of the CEO’s target total direct compensation opportunity and 47% of the average target total direct compensation opportunity for the NEOs.

Executive Compensation Aligned with the Market

Throughout this Executive Compensation Discussion and Analysis, each reference to the ‘‘market’’ and to market positioning practices is intended to incorporate the approach outlined below. We review our executive compensation program on a regular basis and generally target approaching the 50th percentile of the market in positioning each individual element of compensation.

Prior to 2021, our most recent benchmarking had been conducted in the spring of 2019, when our primary benchmarking reference was a consolidation and integration of market data from companies in the manufacturing industry in the WTW General Industry Executive Management Survey as well as a Custom Peer Group benchmark.  We also considered data from our Custom Peer Group (defined below) regarding pay program design, dilution, and performance. We believe this approach provides an appropriate representation of the market, as applicable to our NEOs, and, by incorporating multiple sources, we lessen the impact of fluctuations in market data over time. In early 2020, the Compensation Committee and our Board agreed on using the WTW 2019 market data as the foundation, along with updated input from WTW, for its 2020 executive compensation decisions.

Our Custom Peer Group is made up of the 12 public companies shown below. All of these firms fall into at least one of these categories: (i) customers with a strong presence in one or more of our major markets; (ii) companies that are US based and have a large international presence; (iii) companies that are project-based that have similar product profiles or related products; (iv) companies with similar Global Industry Classification codes; and (iv) diversified companies that compete for investor capital within the market segment. The Custom Peer Group companies also are similar to the Company in size, demographics, locations and investor profile and compete with us for talent.

●	Ampco-Pittsburgh Corporation	●	Hurco Companies, Inc.
●	Core Molding Technologies, Inc.	●	Manitex International, Inc.
●	DMC Global Inc	●	Preformed Line Products Company
●	Energy Recovery, Inc.	●	The L.S. Starrett Company
●	Graham Corporation	●	The Gorman-Rupp Company
●	Haynes International, Inc.	●	Thermon Group Holdings, Inc.

In the spring of 2022, we conducted our benchmarking for 2022 compensation with a primary benchmarking reference consisting of a consolidation and integration of market data from companies in the manufacturing industry in the WTW General Industry Executive Management Survey representing approximately 60 companies. WTW developed competitive pay data from a large set of companies with annual revenues less than $500 million, with data adjusted to reflect companies of a similar revenue size as us, approximately $150 million in revenues. We believe this approach provides an appropriate representation of the market, as applicable to our NEOs, and, by incorporating multiple sources, we lessen the impact of fluctuations in market data over time. In early 2022, the Compensation Committee and our Board agreed on using the WTW 2022 market data as the foundation, along with updated input from WTW, for its 2022 executive compensation decisions. The benchmarking market analysis included base salary, short-term incentive and long-term incentive, resulting in target total direct compensation.

Principles of Our Executive Compensation Program

We believe the level of compensation received by our NEOs should be closely tied to our corporate financial and stock price performance. This principle is apparent in the design of our executive compensation program and in the specific compensation packages we provide. In addition to aligning our NEOs' pay with performance, we follow several other principles when designing and implementing our executive compensation program.

✔ Market and Peer Positioning

We believe the target, on average, for our NEOs' total direct compensation opportunity (consisting of base salary, target annual bonus, and target long-term incentive value) should approach the 50th percentile of independent market benchmarks.

✔ Short-Term and Long-Term Balance

We strive for a balance between annual short-term and long-term elements of compensation consistent with market practices. We believe in setting short and long-term goals that are challenging but attainable at their targeted levels without the need for our executives to take inappropriate risks, take actions that would violate our Code of Conduct, or make material changes to our long-term business strategy or our methods of management or operation.

✔ Pay at Risk

We believe that the more senior an NEO's position, the more short and long-term compensation should be at risk, which means it will vary based on the Company's consolidated financial and stock price performance.

✔ Alignment with Stockholders Interests

We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program in order to link our NEOs' compensation with our stockholders’ returns. The greater the level of responsibility of the NEO, the more his or her compensation should be stock-based and the higher their stock ownership requirement should be, which practice is consistent with market practices.

✔ Retention of Executives

We believe that our compensation program should support retention and motivation of our experienced NEOs and achievement of our leadership succession plans.

✔ Simple and Transparent

We believe that our executive compensation program should be transparent to our investors and employees as well as simple and easy to understand.

How Performance Measures and Goals are Determined

The Compensation Committee regularly reviews all elements of our executive compensation program and makes changes it deems appropriate from time to time.  Each review includes general comparisons against market and peer data and analysis prepared by WTW, including information on market and peer practices and decision support in the following areas:

✔ Pay strategy and positioning on all elements of compensation;

✔ Annual short-term incentive plan design, including performance measures, performance targets and plan leverage;

✔ Long-term incentive plan strategy, design and targets;

✔ Stock ownership guidelines;

✔ Executive perquisites; and

✔ Executive benefits and protection policies, including severance practices for officers and change in control arrangements.

The Compensation Committee develops performance measures and goals each year aligned to the Company's strategic plan that are designed to help achieve our business strategy and objectives. In setting the performance goals for annual short-term and long-term incentive compensation, the Compensation Committee benchmarks against the performance targets of the Custom Peer Group and considers whether the Company's compensation targets are sufficiently demanding relative to our peers’ performance trends and Company strategic plans. The Compensation Committee believes this comprehensive process leads to appropriate performance targets and incentive awards that create stockholder value.

As described below in the section titled "Executive Compensation Elements," the 2021 short-term incentive bonus goals for the NEOs were based 80% on the Company's achievement of its operating plan financial targets for 2021 and 20% on each NEO's achievement of his or her personal goals and objectives, as approved by the Compensation Committee and Board.

Stock awards to NEOs under the LTIP carry a three-year vesting term. Beginning in 2020, as described below under "Executive Compensation Elements," the performance-based cash portion of the long-term incentive award is based on achievement against corporate performance improvement targets over a three-year period established by the Board with respect to the Company's return on equity.

Summary Compensation Table for 2021

The following table shows the total compensation earned by our NEOs for 2021 and 2020 for services rendered in all capacities to the Company:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-equity Incentive Plan Compensation (3)	All Other Compensation (5)	Total
David J. Mansfield	2021	$418,385	$315,001	$494,403	$11,460	$1,239,249
President and Chief Executive Officer	2020	420,011	315,006	52,500	11,064	798,581
D. Bryan Norwood	2021	262,281	59,241	136,594	9,563	467,679
Vice President and Chief Financial Officer	2020	263,304	59,244	9,874	6,759	339,181
Wayne M. Bosch	2021	247,662	39,785	119,218	10,012	416,677
Vice President and Chief Human Resources Officer	2020	253,297	39,780	6,630	62,860	362,567
Grant W. Dewbre (4)	2021	254,311	58,585	148,291	10,247	471,434
Chief Operating Officer

(1)	Pursuant to their employment agreements, our NEOs' base salaries are subject to annual reviews and adjustments, which may result in increases in their base salaries. The amounts herein represent the base salaries for the respective periods, after any such increases in base salaries. There were no increases to the base salaries of our NEOs in 2021 due to decreased financial performance as a result of COVID-19.
(2)	Represents the grant date fair value of restricted stock awarded in the fiscal year as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the assumptions used in the valuation of the awards, please see Note 9, “Stock-based compensation,” to the Company’s Financial Statements in its Annual Report on Form 10-K for the year ended January 31, 2022. The awards will vest 1/3 per year over a three-year vesting period. These amounts reflect the grant date fair value of the awards and do not correspond to the actual value that may be realized by the NEOs. See the Grants of Plan-Based Awards in 2021 table for additional information.
(3)	The amounts shown for 2021 consist of short-term incentive bonuses earned based on performance in 2021 and paid in 2022, as well as the portion of the 2021 long-term cash performance award described below under “Executive Compensation Elements” earned based on 2021 financial performance (subject to a minimum of 80% of target). The individual amounts earned with respect to the long-term cash performance awards were as follows: Mr. Mansfield, $140,000; Mr. Norwood, $26,330; Mr. Bosch, $17,680; and Mr. Dewbre, $26,035. The amounts shown for 2020 consist of the portion of the 2020 long-term cash performance award earned based on 2020 financial performance (subject to a minimum of 80% of target). For consistency from year to year, the amounts shown for 2020 have been corrected to reflect only the portion of the 2020 long-term cash performance award that was accrued for 2020 for financial reporting purposes, rather than one-third of the total amount of the award. There are no amounts included relating to our short-term incentive bonuses for 2020 because, due to decreased financial performance as a result of COVID-19, the plan financial performance thresholds were not met for that year and no amounts were earned.
(4)	Mr. Dewbre became an executive officer when he was promoted to Chief Operating Officer on July 26, 2021. On that date, Mr. Dewbre and the Company executed an employment agreement in which Mr. Dewbre's annual base salary was set at $270,000 and short-term incentive bonus target is set at 50% of his base salary.
(5)	The amounts presented above in All Other Compensation for 2021 include 401(k) contributions and the cost of executive wellness benefits for each NEO. In 2021, Mr. Mansfield received $10,150 from the Company in 401(k) contributions. No other NEOs received any item of All Other Compensation with a value over $10,000 in 2021.

Grants of Plan-Based Awards in 2021

The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2021. The amounts shown in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential future payments at the time of grant only. At the time of grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs’ continued employment. The awards in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were granted under our annual cash incentive program for 2021 or as the performance cash portion of our long-term incentive program, and payment is or was contingent on our achievement of a given level of corporate performance, as described below in the section titled “Executive Compensation Elements.”

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Award Pursuant To	Grant Date	Threshold	Target	Maximum	Restricted Stock Award in Shares (1)	Value of Awards on Grant Date (2)
David J. Mansfield	Long-term incentive plan	6/14/2021				47,015	$315,001
	Short-term incentive plan		$189,000 (3)	$378,000 (3)	$680,400 (3)
	Long-term incentive plan		252,000 (4)	315,000 (4)	472,500 (4)
D. Bryan Norwood	Long-term incentive plan	6/14/2021				8,842	59,241
	Short-term incentive plan		65,824 (3)	131,649 (3)	236,967 (3)
	Long-term incentive plan		47,393 (4)	59,242 (4)	88,863 (4)
Wayne M. Bosch	Long-term incentive plan	6/14/2021				5,938	39,785
	Short-term incentive plan		56,939 (3)	111,878 (3)	201,381 (3)
	Long-term incentive plan		31,823 (4)	39,779 (4)	59,668 (4)
Grant W. Dewbre	Long-term incentive plan	6/14/2021				8,744	58,585
	Short-term incentive plan		110,950 (3)	252,159 (3)	421,106 (3)
	Long-term incentive plan		46,864 (4)	58,580 (4)	87,869 (4)

(1)	The restricted stock vests ratably over three years.
(2)

The amounts shown in the Value of Awards on Grant Date column represent the fair value of the awards on the date of grant, as computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

(3)	Amounts represent potential future payouts pursuant to annual bonus awards granted to our NEOs for 2021. The payouts actually earned for 2021 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2021.
(4)	Amounts represent potential future payouts pursuant to the long-term cash awards granted to our NEOs as the performance-based component of our LTIP in 2021. The amount of the performance award earned may vary, subject to a minimum threshold, based on the Company’s performance against pre-determined return on equity targets over a three-year period. The amounts paid out following 2021 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2021. Eighty percent (80%) of the target amount of the performance award is a minimum threshold amount that will be earned if the service requirements are satisfied. This minimum amount will be paid out in three equal installments over the three-year period. The amount earned under the performance award may increase, up to 150% of target, if return on equity above the threshold level is achieved.

Executive Compensation Elements

In addition to their base salary, each NEO can earn an annual cash bonus under the short-term incentive plan based on a percentage of their base salary and on the Company's annual financial performance.  Corporate performance targets (based on earnings before interest and taxes ("EBIT") with certain adjustments for non-operating items ("Adjusted EBIT")) and personal goals, are assigned various weights under the Company’s short-term incentive plan annually. The 2021 short-term incentive bonus goals for the NEOs were based 80% on the Company’s achievement of its operating plan financial targets for 2021, and 20% on each NEO’s achievement of their personal goals and objectives, as approved by the Compensation Committee and the Board. Achievement of the 100% level of each component results in full payment of the specified targeted bonus for each NEO described below under "Executive Employment Agreements." The financial performance-based short-term awards for 2021 were based on achievement of an Adjusted EBIT of 94.7% of the target Adjusted EBIT.

Each NEO also receives an annual LTIP award. For 2021, this award was comprised of a restricted stock grant under the 2021 Plan and a multi-year performance-based financial incentive payable in cash that is linked to the Company's multi-year return on equity targets. Restricted stock awards to NEOs under the LTIP carry a pro-rata three-year vesting term. In 2021, the performance-based portion of the long-term incentive award was based on achievement against three-year (2021-2023) corporate performance targets approved by the Board. The amount of the performance award earned may vary, subject to a minimum threshold, based on the Company’s performance against pre-determined return on equity targets over a three-year period.  Eighty percent (80%) of the target amount of the performance award is a minimum threshold amount that will be earned if the service requirements are satisfied. This minimum amount will be paid out in three equal installments over the three-year period. The amount earned under the performance award may increase, up to 150% of target, if a return on equity above the target level is achieved.

Upon an NEO’s retirement (as defined in our long-term incentive plan award agreement) or death, the NEO (or the NEO's estate) will continue to vest in any restricted stock, and earn any performance award on the basis of the performance level indicated in the most recent forecast, if such restricted stock or performance award was granted more than 12 months before such retirement.  Any restricted stock and performance award granted in the 12-month period ending on the NEO’s retirement or death will be prorated to reflect the partial year of service.  Any restricted stock that vests and performance awards that are earned as a result of retirement will be subject to the NEO’s compliance with restrictive covenants.  If the NEO becomes permanently disabled, they will be credited with one year of additional service in calculating the portion of restricted stock that is vested or the performance award that is earned.

All NEOs are eligible for employee benefits available to the Company’s other salaried employees in the U.S., including group medical insurance, dental insurance, group life insurance, Company-funded short-term disability benefits, group long-term disability insurance, a 401(k) retirement plan and equity awards under our equity incentive plan, the 2021 Plan.

We believe the ongoing health and wellness of our executives is critical for achieving our Company goals and creating stockholder value.  As a result, the Board approved an Executive Wellness Program paid for by the Company which requires each senior executive to complete a comprehensive annual health and wellness assessment.

Role of Independent Compensation Consultant

In 2022, our Compensation Committee engaged WTW to compare the design and compensation levels of our current executive compensation program to a market benchmarking reference group of general industry companies which have revenue amounts similar to the Company. In engaging WTW, the Compensation Committee considered WTW’s independence from management, taking into account all material factors, including those specified in stock exchange listing requirements, and concluded that WTW’s work did not raise any conflicts of interests.

Change of Control - "Double Trigger"

Under our employment agreements with our NEOs, entitlement to severance following a change in control is “double trigger,” requiring both a change in control of the Company and a resignation for good reason, defined to include a material diminution of duties, responsibilities, reporting or authority, or an involuntary termination without cause.

Executive Employment Agreements

David J. Mansfield. Mr. Mansfield entered into an employment agreement and joined the Company on November 8, 2016 to serve as President and Chief Executive Officer. After annual reviews and adjustments by the Board as specified in his agreement, his current annual base salary is $450,000. His employment agreement automatically renews for successive one-year terms. He is eligible for incentive compensation determined in accordance with normal Company practices. Mr. Mansfield also receives an annual cash bonus opportunity, with a target incentive currently set at 100% of his base salary, and an annual long-term incentive award, with a target annual award of 150% of his base salary, vesting ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Mansfield participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without “cause” (generally defined as certain repeated failures to perform duties, certain acts of dishonesty, conviction of certain felonies, certain substance abuse, certain misconduct, breach of the duty of loyalty, certain disregard of Company policies and procedures, certain breaches of the employment agreement and insubordination or certain refusals to follow instructions) or by the executive for “good reason” (generally defined as certain material negative changes in the executive’s employment circumstances).

D. Bryan Norwood. Mr. Norwood joined the Company on October 1, 2018, and was appointed Vice President and Chief Financial Officer in November 2018. On October 1, 2018, the Company and Mr. Norwood entered into an employment agreement with the Company. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his current annual base salary is $281,725. Mr. Norwood is eligible for incentive compensation determined in accordance with normal Company practices. Mr. Norwood's incentive compensation includes an annual cash bonus opportunity, with a target incentive set at 50% of his base salary, and an annual long-term incentive award, with a target annual award of 45% of his base salary, vesting ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Norwood participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without cause or by the executive for good reason.

Wayne M. Bosch. Mr. Bosch was appointed Vice President and Chief Human Resource Officer in December 2013. On March 1, 2020, the Company and Mr. Bosch entered into an employment agreement. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his current annual base salary is $266,021. In addition to Mr. Bosch’s annual base salary, he also receives an annual cash bonus short-term opportunity, with a target incentive set at 45% of his base salary, and a long-term incentive award, with a target annual award of 32% of his base salary, vesting ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Bosch participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without cause or by the executive for good reason.

Grant W. Dewbre. Mr. Dewbre was appointed Chief Operating Officer on July 26, 2021. On that date, the Company and Mr. Dewbre entered into an employment agreement. After annual reviews and adjustments by the President and CEO and approved by the Board as specified in his agreement, his current annual base salary is $288,900. In addition to Mr. Dewbre’s annual base salary, he also receives an annual cash bonus short-term opportunity, with a target incentive set at 50% of his base salary, and a long-term incentive award, with a target annual award of 50% of his base salary, vesting ratably over three years. The annual long-term incentive award is 50% performance-based and 50% time-based. Mr. Dewbre participates in all standard Company benefits and is also entitled to a severance payment of up to one year’s base salary and short-term incentive compensation and continuation of benefits if his employment is terminated by the Company without cause or by the executive for good reason.

The following table sets forth the outstanding equity awards held by our NEOs as of January 31, 2022:

Outstanding Equity Awards at January 31, 2022

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity incentive plan awards: Number of Shares of Stock That Have Not Vested	Vesting Date	Equity incentive plan awards: Market Value of Shares of Stock That Have Not Vested (1)
David J. Mansfield					17,873	6/11/2022	$158,176
					15,672	6/14/2022	138,697
					21,177	6/20/2022	187,416
					17,873	6/11/2023	158,176
					15,672	6/14/2023	138,697
					15,671	6/14/2024	138,688
D. Bryan Norwood					3,361	6/11/2022	29,745
					2,947	6/14/2022	26,081
					4,250	6/20/2022	37,613
					3,362	6/11/2023	29,754
					2,948	6/14/2023	26,090
					2,947	6/14/2024	26,081
Wayne M. Bosch	2,000	—	$12.77	11/30/2023	2,257	6/11/2022	19,974
					1,979	6/14/2022	17,514
					2,854	6/20/2022	25,258
					2,257	6/11/2023	19,974
					1,980	6/14/2023	17,523
					1,979	6/14/2024	17,514
Grant W. Dewbre					3,324	6/11/2022	29,417
					2,914	6/14/2022	25,789
					4,202	6/20/2022	37,188
					3,324	6/11/2023	29,417
					2,915	6/14/2023	25,798
					2,915	6/14/2024	25,798

(1) The market value of the shares is based upon the closing price of the Company's Common Stock of $8.85 on January 31, 2022.

The following table sets forth the number and value of NEO restricted stock awards that vested in 2021. No stock options were exercised in 2021.

Restricted Stock Vested in 2021

Name	Number of Shares Acquired on Vesting	Value Realized upon Vesting (1)
David J. Mansfield	56,848	$397,113
D. Bryan Norwood	7,610	46,824
Wayne M. Bosch	7,682	53,662
Grant W. Dewbre	10,251	71,443

(1)	The value of shares vested is based upon the closing price of the Company's Common Stock on the various dates throughout the year on which each tranche of shares vested.

401(k) Plan

The domestic employees of the Company, including our NEOs, are eligible to participate in the Company's Employee Savings Plan ("401(k) Plan"), which is applicable to all employees except certain employees covered by collective bargaining agreement benefits. The 401(k) Plan allows employee pretax payroll contributions from 1% to 16% of total compensation. The Company matches 100% of the first 1% of the participant's contributions, and another 50% of the next 5% of contributions, for a maximum total of 3.5% employer match.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or as otherwise believed to be known by the Company, the following table sets forth the only persons known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; the name and address of such owner; the number of shares of Common Stock beneficially owned; the nature of such ownership; and the percent ownership of our outstanding shares of Common Stock which is based upon 8,151,754 shares outstanding as of January 31, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Dimensional Fund Advisors LP	473,149	(1)	5.8%
6300 Bee Cave Road, Building #1
Austin, TX 78746

(1)
According to a Schedule 13G/A filed February 16, 2021, Dimensional Fund Advisors LP ("Dimensional"), in its capacity as investment adviser, may be deemed the beneficial owner of 552,044 shares of Common Stock as of December 31, 2020, which are owned by investment advisory client(s) consisting of investment companies and certain other commingled funds, group trusts and separate accounts. Dimensional stated that it has sole voting power over 541,161 shares and sole dispositive power over 552,044 shares. Dimensional disclaims beneficial ownership of such securities.
According to a Schedule 13G/A filed February 8, 2022, Dimensional Fund Advisors LP ("Dimensional"), in its capacity as investment adviser, may be deemed the beneficial owner of 473,149 shares of Common Stock as of December 31, 2021, which are owned by investment advisory client(s) consisting of investment companies and certain other commingled funds, group trusts and separate accounts. Dimensional stated that it has sole voting power over 465,970 shares and sole dispositive power over 473,149 shares. Dimensional disclaims beneficial ownership of such securities.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth certain information concerning the beneficial ownership of our Common Stock of each director, each NEO, and all directors and executive officers as a group. The percent ownership calculated was based upon stock ownership and 8,151,754 shares outstanding as of January 31, 2022.

Name of Beneficial Owner	Number of Shares	Stock options	Deferred Shares	Total	Percent of Outstanding Stock
David J. Mansfield (1)	231,844	—	—	231,844	2.8%
D. Bryan Norwood (1)	27,673	—	—	27,673	*
Wayne M. Bosch (1)(2)	52,419	2,000	—	54,419	0.7%
Grant W. Dewbre	38,506	—	—	38,506	0.5%
David S. Barrie (2)(3)	21,709	6,000	34,873	62,582	0.8%
Jerome T. Walker (3)	16,105	—	29,921	46,026	0.6%
David B. Brown (3)	15,595	—	27,504	43,099	0.5%
Cynthia A. Boiter (3)	15,595	—	5,501	21,096	*
All directors and executive officers as a group (7 persons)	419,446	8,000	97,799	525,245	6.4%

* Less than 0.5%.

(1)	Messrs. Mansfield, Norwood, Bosch and Dewbre hold unvested restricted shares with voting rights. As of January 31, 2022, Mr. Mansfield, Mr. Norwood, Mr. Bosch and Mr. Dewbre held 56,923, 10,973, 7,368 and 10,850 unvested restricted shares with voting rights, respectively.
(2)	All options are vested and fully exercisable. Mr. Barrie's options have an exercise price of $5.55 per share and Mr. Bosch's options have an exercise price of $12.77 per share.
(3)	From 2014 to 2019, the only stock awards granted to directors were deferred common stock awards that are fully vested but will not convert to common stock until the director’s departure from the Board. Refer to Director Compensation. In 2021, the directors were granted, and hold unvested restricted shares. As of January 31, 2022, Mr. Barrie, Mr. Walker, Mr. Brown and Mrs. Boiter held 10,448, 8,956, 8,956 and 8,956 unvested restricted shares, respectively. These shares do not have voting rights. Mr. Barrie's share position includes unvested restricted shares, as well as 2,920 shares of Common Stock held outright by Mr. Barrie as of January 31, 2022.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING

Inclusion of Proposals in the Company's 2023 Proxy Statement and Proxy Card Under SEC Rules

In order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting pursuant to the rules and regulations of the SEC, any proposal which a stockholder intends to present at the Company's 2023 annual meeting of stockholders must be in writing, must be received by the Company at its principal executive offices in Niles, Illinois by January 13, 2023 and must satisfy the applicable rules and regulations of the SEC.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

In addition, a stockholder recommendation for nomination of a candidate for election to our Board or a proposal for consideration at the Company's 2023 annual meeting of stockholders must be submitted in accordance with the advance notice procedures and other requirements in the Company's bylaws. These requirements are separate from and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy statement and form of proxy/voting instruction card pursuant to the SEC's rules.

Our bylaws require a stockholder who wants to nominate a director or submit a stockholder proposal to be a stockholder of record and comply with the advance notice provisions of our bylaws.

Our bylaws require that stockholder recommendations for nominees to the Board must include all information relating to such person that is required to be disclosed in a proxy statement, and a written consent signed by the nominee evidencing a willingness to serve as a director if elected.

Our bylaws require that stockholder proposals include all information relating to such business that would be required to be disclosed in a proxy statement or otherwise in connection with solicitations of proxies for election of directors. In order to be considered timely under the advance notice requirements of our bylaws, the proposal or recommendation for nomination must be received by the Board at least 90 days but no more than 120 days prior to the first anniversary of the previous year's annual meeting. For the 2023 annual meeting of stockholders, a proposal or recommendation for nomination must be received by the Board not earlier than February 22, 2023 and not later than March 24, 2023. If the date of the annual meeting is not within 30 calendar days before or after the first anniversary of the date of the previous year's annual meeting, then the proposal or recommendation must be received not later than five business days after the date on which notice of the 2023 annual meeting is mailed or publicly disclosed or such proposal will be considered untimely. Except for proposals properly made in accordance with the applicable rules and regulations of the SEC, the advance notice provisions of the bylaws shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders.

In addition, our bylaws require that the stockholder giving notice must also include with respect to such stockholder, each nominee proposed by such stockholder, and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by or under common control with such stockholder or person acting in concert with such stockholder; (i) the name and address of the stockholder; (ii) the class or series and number of shares which are beneficially owned or held of record by such person; (iii) the nominee holder for and number of, shares beneficially owned but not owned of record by such person; (iv) whether and the extent to which any hedging or other transaction or any other arrangement has been entered into or made, the intent or effect of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the Company; (v) if known by the stockholder, making the proposal, the name and address of any other stockholder supporting the nominee or the proposal on the date of such stockholder's proposal; (vi) a description of all arrangements or understandings between such persons pursuant to which nominations are to be made and any relationships between the nominating stockholder or any person acting in concert with such stockholder and each proposed nominee; (vii) whether such person intends to solicit proxies in connection with the nomination or proposal; (viii) a brief description of the matter (other than nomination of a director) and the reasons for consideration thereof at the meeting; and (ix) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the proposal or bring such matter before the meeting. All candidate, including candidates recommended by stockholders for consideration as nominees for vacant or new Board positions, are evaluated with respect to the desired attributes determined by the Nominating and Corporate Governance Committee.

IMPORTANT

We urge you to PROMPTLY vote your shares by phone, via the internet, or by signing, dating and returning the enclosed proxy to the address provided.

BY ORDER OF THE BOARD OF DIRECTORS

D. Bryan Norwood

Secretary

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SERVICES INC.
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/21/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/PPIH2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/21/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the listed director nominees:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Cynthia A. Boiter	☐	☐	☐
1b. David B. Brown	☐	☐	☐
1c. David J. Mansfield	☐	☐	☐
1d. Robert McNally	☐	☐	☐
1e. Jerome T. Walker	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
3. Ratification of the appointment of Grant Thornton LLP as the Company's independent accountant for the fiscal year ending January 31, 2023.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000559731_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Perma-Pipe International Holdings, Inc.

via a virtual meeting that will be webcast and can be accessed at www.virtualshareholdermeeting.com/PPIH2022

The undersigned hereby appoints David S. Barrie, Davd J. Mansfield and D. Bryan Norwood, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of Perma-Pipe International Holdings, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held via live webcast on June 22, 2022 at 10:00 a.m. Central Time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted for the election of directors listed in proposal 1 and FOR proposals 2 and 3, and in discretion of the proxies upon such matters that may properly come before the meeting or any adjournment or postponement thereof.

0000559731_2 R1.0.0.24

Continued and to be signed on reverse side